Satisfaction, Settlement and Release of Claims

THIS SATISFACTION, Settlement and Release of Claims dated May 2, 2017 (this “Agreement”) is made between Chanticleer Holdings, Inc., a Delaware corporation (“Chanticleer”) and Florida Mezzanine Fund LLLP, a Florida limited liability partnership (“Florida Mezz”).

WHEREAS, TMIX DARLING HARBOUR PTY LTD (ACN 152 745 670) (“Darling Harbour”), Chanticleer and Florida Mezz entered into that certain Assumption Agreement dated June 30, 2014, as amended October 15, 2014, October 22, 2016 and otherwise (collectively, the “Assumption Agreement”), pursuant to which Chanticleer assumed certain debt obligations of Darling Harbour to Florida Mezz;

Whereas, the parties entered into that certain Agreement dated May 23, 2016, as amended January 30, 2017 (collectively, “Put Option Agreement”), pursuant to which Florida Mezz was granted equity securities of Chanticleer and a Put Option (as defined in the Put Option Agreement) in satisfaction of accrued and unpaid interest arising under the Assumption Agreement;

WHEREAS, Chanticleer desires to issue payment of five million dollars ($5,000,000) in full satisfaction of its obligations to Florida Mezz in exchange for cancellation of the Put Option and mutual settlement and release of claims, and Florida Mezz desires to accept such payment subject to the terms and conditions set forth herein; and

Whereas, the parties recognize that by the execution of this mutual Agreement, they are relinquishing their respective legal rights with respect to the aforementioned obligations.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Release. Each of Chanticleer and Florida Mezz do hereby release, cancel, and forever discharge the other party and its directors, officers, employees, subsidiaries, affiliates, agents, and representatives from any and all claims, complaints, causes of action, demands, damages, obligations, liabilities, losses, promises, agreements, controversies, penalties, expenses, and executions of any kind or nature whatsoever, whether known or unknown, actual or potential, whether arising in law or in equity, which each party may have, may have had, or may in the future obtain, arising out of or relating out of the acts, omissions, agreements, or events relating in any manner to Assumption Agreement and Put Option (the “Release”). Each Party represents and warrants that that it has not filed any action or initiated any other proceeding with any court or government authority against or involving the other party that may constitute a claim or provide the basis for any liability that is excluded from the Release provide for in this Section 1.

2. Satisfaction of Debt; Consideration. Florida Mezz acknowledges and agrees that it has received good, valuable and sufficient consideration for making this Release. In particular, subject to execution of this release by Florida Mezz, Chanticleer shall pay, and Florida Mezz shall receive FIVE MILLION DOLLARS ($5,000,000) (“Settlement Payment”) on or before May 5, 2017 in full satisfaction of Chanticleer’s obligations to Florida Mezz under the Assumption Agreement. Florida Mezz acknowledges and agrees that it will not be entitled to and shall not assert any claim for any additional amount from Chanticleer, other than the aforementioned Settlement Payment to be made hereunder. The Put Option will be cancelled concurrently with the remittance of the Settlement Payment by Chanticleer to Florida Mezz without further action of the parties. Florida Mezz agrees that it will not seek anything further, directly or indirectly, for itself or any person, corporation, partnership or other entity, including any other payment or consideration, with respect to the Assumption Agreement, the Put Option and the claims released pursuant to this Agreement. For clarity, equity securities issued to Florida Mezz pursuant to the Put Option Agreement shall remain the property of Florida Mezz. Florida Mezz is solely responsible for any and all taxes that may be owed to any federal, state, or local taxing authority as a result of the Settlement Payment received under this Agreement.

3. Effect. This Release is intended to be a general release in the broadest form. It is understood and agreed that the parties hereby expressly waive any and all laws and statutes, of all jurisdictions whatsoever, which may provide that a general release does not extend to claims not known or suspected to exist at the time of executing a release which if known would have materially affected the decision to give said release. It is expressly intended and agreed that this Release does, in fact, extend to such unknown and unsuspected claims related to anything which has happened to the date hereof which is covered by this Release, even if knowledge thereof would have materially affected the decision to give this Release. In addition, Chanticleer warrants and represents to Florida Mezz that the execution and delivery of this Release does not, and with the passage of time will not, violate any obligation of Chanticleer to any third party. This Agreement is conditioned upon receipt of third party financing in an amount sufficient to enable Chanticleer to remit the Settlement Payment to Florida Mezz. If the Settlement Payment is not remitted by Chanticleer or a third party on behalf of Chanticleer to Florida Mezz on or prior to May 5, 2017, this Agreement will be null and void.

4. No Admission. Chanticleer and Florida Mezz expressly agree and acknowledge that this Release represents the satisfaction, settlement and compromise of disputed claims, and that by entering into this Agreement neither Party hereto admits or acknowledges the existence of any liability, obligation, or wrongdoing on its part. Each party expressly denies any and all liability with respect to the disputed claims.

5. Independent Legal Counsel. The parties acknowledge that they have had the opportunity to consult with independent legal counsel regarding the legal effect of this Agreement and the Release and that each party enters into this Agreement freely and voluntarily.

6. Who Is Bound. Each party is bound by this Agreement. Any person or corporation, partnership or other entity that succeeds to a party’s rights and responsibilities is also bound. This Agreement is made for the benefit of the parties, their past, present and future officers, directors, shareholders, employees, and agents, and the parties’ affiliates and subsidiaries, and all who succeed to their rights and responsibilities, as well as any successors and assigns of the parties.

7. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, notwithstanding its choice of law provisions. The parties agree that any claims or legal actions by one party against the other to enforce the terms of this Agreement or concerning any rights under this Agreement shall be commenced and maintained in any state or Federal court located in the State of Florida, County of Orange.

8. Confidentiality. The parties agree to keep confidential all the terms and conditions of this Agreement, as well as all negotiations and discussions leading up to this Agreement except as required pursuant to applicable securities laws.

9. Fees and Expenses. Each party hereto shall bear its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

10. Attorneys’ Fees and Costs in Enforcement of the Agreement. If either party incurs any legal fees and/or costs and expenses in any proceeding to enforce the terms of this Agreement or any of its rights provided hereunder, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and any court, arbitration, mediation, or other litigation expenses from the other party.

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument, without necessity of production of the others. An executed signature page delivered via facsimile transmission or electronic signature shall be deemed as effective as an original executed signature page.

12. Waiver. No waiver of any term or right in this Agreement shall be effective unless in writing, signed by an authorized representative of the waiving party. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or modification of such provision, or impairment of its right to enforce such provision or any other provision of this Agreement thereafter.

13. Construction. The headings/captions appearing in this Agreement have been inserted for the purposes of convenience and ready reference, and do not purport to and shall not be deemed to define, limit or extend the scope or intent of the provisions to which they appertain. This Agreement shall not be construed more strongly against either party regardless of which party is more responsible for its preparation.

14. Entire Agreement. This Agreement sets forth the entire and complete understanding and agreement between the parties regarding the subject matter hereof including, but not limited to the settlement of all disputes and claims with respect to Assumption Agreement and the Put Option Agreement, and supersedes any and all other prior agreements or discussions, whether oral, written, electronic or otherwise, relating to the subject matter hereunder. Any additions or modifications to this Agreement must be made in writing and signed by authorized representatives of both parties. The parties acknowledge and agree that they are not relying upon any representations or statements made by the other party or the other party’s employees, agents, representatives or attorneys regarding this Agreement, except to the extent such representations are expressly set forth herein.

15. Authority to Bind. By signing below the parties represent and warrant that the signatories are authorized to execute this Agreement on behalf of themselves and/or their respective business entities and that the execution and delivery of this Agreement are the duly authorized and binding acts of their respective business entities.

16. Indemnification. Each party (“Indemnifying Party”) will defend, indemnify and hold harmless the other party and its directors, officers, employees, subsidiaries, affiliates, agents, and representatives (collectively, “Indemnified Parties”) from and against all damages, claims, costs and expenses, (including, without limitation, third party claims and reasonable attorneys’ fees and expenses) arising out of or resulting from Indemnifying Party’s breach of any covenant, representation, warranty or obligation contained in this Agreement.

[Signature page follows]

In witness whereOF, the parties hereto have executed this Satisfaction, Settlement and Release of Claims on May 2, 2017.

“Chanticleer”

Chanticleer Holdings, Inc.,
a Delaware corporation

By:	/s/ Michael D. Pruitt
Name:	Michael D. Pruitt
Title:	Chief Executive Officer

“Florida Mezz”

Florida Mezzanine Fund, LLLP,
a Florida limited liability limited partnership

By:	Gator Fund Partners, LLC,
a Florida limited liability company,
its General Partner

By:	/s/ Seth D. Ellis
Name:	Seth D. Ellis
Title:	Partner